SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have been named
as
defendants in several
lawsuits that are now
pending in the United States
District Court for the Western
District of Pennsylvania.
These lawsuits have been
 consolidated into a single
action alleging excessive
advisory fees involving
one of the Federated-sponsored
mutual funds ("Funds").
       Federated and its
 counsel have been defending
this litigation. Additional
lawsuits based upon
similar allegations may be
filed in the future.
The potential impact of these
lawsuits, all of which seek
monetary damages, attorneys'
fees and expenses, and future
 potential similar suits is
uncertain. Although
we do not believe that these
lawsuits will have a material
 adverse effect on the Funds,
there can be no
assurance that these suits,
 ongoing adverse publicity and/or
other developments resulting from
the
allegations in these matters will
not result in increased redemptions,
or reduced sales, of shares of the
Funds or other adverse consequences
for the Funds.



	- 20 -